Exhibit (p)(12)

ASHMORE GROUP PLC

ASHMORE INVESTMENT MANAGEMENT LIMITED

ASHMORE INVESTMENT ADVISORS LIMITED

CODE OF ETHICS

(Available to any client or prospective client on request)

(Latest revision November 2019)

ASHMORE INVESTMENT MANAGEMENT LIMITED ASHMORE INVESTMENT ADVISORS LIMITED CODE OF ETHICS

(Latest revision November 2019)

PURPOSE

Ashmore Investment Management Limited (“AIML”) and Ashmore Investment Advisors Limited (“AIAL”) provide investment advisory services to various clients and accounts, which may include investment companies registered under the Investment Company Act 1940 as amended (“the Company Act”) of the United States (“the Funds”). AIML and AIAL are registered in the United States as an investment adviser under the Investment Advisers Act 1940 (“the Advisers Act”).

The ultimate owner of AIAL and AIML is Ashmore Group plc, which is listed on the London Stock Exchange.

In accordance with the Company Act Rule 17j-1 and the Advisers Act Rule 204A-1 (together “the Rules”) the Funds and their investment advisers must adopt a written code of ethics, which is reasonably designed to prevent specific individuals (“Access Persons” – see below) from conducting their personal securities transactions in a manner that interferes with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. The Rules 17j-1 and 204-2 are similar – where duplication would arise, a single record is acceptable.

In recognition of this duty, Ashmore has adopted this Code of Ethics (“the Code”), which is in compliance with the Rules, and which shall be applied across all UK registered corporate entities within the Ashmore Group of Companies under the ownership of Ashmore Group plc. Any references in the Code to “Ashmore” or “Ashmore Group” will be interpreted to mean any and all of such corporate entities.

In addition, the Code is required to be read and acknowledged by all Ashmore employees in the event a corporate entity does not have a separate code of Ethics.

Ashmore must submit the Code to the Funds’ boards of directors for approval before its initial appointment as investment adviser. Before doing so, Ashmore must certify to the Funds’ boards of directors that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Ashmore will submit subsequent material changes to the Code to the Funds’ boards of directors within three months of such changes coming into effect.

RELATIONSHIP WITH ASHMORE COMPLIANCE MANUAL

Ashmore maintains a detailed Compliance Manual which is intended to satisfy the wide range of rules and regulations of its primary regulator, the UK Financial Conduct Authority (FCA) that are relevant to the Ashmore Group’s activities. Ashmore also maintains other written Policies and Procedures, which govern the way in which Ashmore Group staff fulfil their day-to-day responsibilities.

The Code comprises relevant extracts from Ashmore’s Compliance Manual and Policies and Procedures documents (together “the Manual”), which separately are in compliance with individual sections of the Rule. Such extracts have been drawn together to create a single document for registration as an exhibit to the necessary United States Securities and Exchange Commission (“SEC”) filings of the Funds. Accordingly, compliance with the Manual automatically confirms compliance with the Code.

Ashmore staff are required to sign a declaration that they have received, read and understood the Manual and the Code, and any changes thereto, and will abide by the policies therein at all times. Failure to observe compliance guidelines and policies may result in disciplinary proceedings against them. If you are aware of your own breach of the Code, you should immediately advise the Group Head of Compliance. Should you become aware of a breach of the Code by other persons, you should make a report following the procedure for “Whistleblowing” in the Compliance Section 6.7 of the Compliance Manual.

ACCESS PERSONS

The Rules require compliance with the Code by persons defined as “Access Persons”. Ashmore has examined such definition, and is fully satisfied that persons defined and referred to in the Manual and below as “Code of Conduct staff” are at least equivalent to “Access Persons”. In certain circumstances, Ashmore requires compliance with the Code by all staff. Accordingly, Ashmore is satisfied that the Code more than meets the requirements of the Rules in this respect.

ASHMORE’S COMPLIANCE AND REPORTING OBLIGATIONS

Ashmore’s Group Head of Compliance undertakes a regular compliance monitoring programme (“CMP”), the depth and frequency of its elements being structured to take account of compliance risk. Ashmore is satisfied that the CMP, which is sufficiently flexible to accommodate changes in business patterns, or to concentrate on specific areas that require attention, includes monitoring procedures that are capable of identifying material issues arising in connection with or material violations of the Code should they occur.

No less frequently than annually, Ashmore must furnish to the Funds’ board of directors, and the board of directors must consider, a written report that:

a)

Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b)	Certifies that Ashmore has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

EXTRACTS FROM THE MANUAL

(Numbering below is as detailed within the Manual)

(Bracketed references are to specific rules and guidance in the FCA Handbook of Rules and Guidance)

2.	THE FCA PRINCIPLES FOR BUSINESSES

Ashmore’s reputation is crucial to the continued success of its business - Ashmore and its staff must adhere to the following FCA principles (PRIN2.1.1R) in their business activities:

1.	Integrity – A firm must conduct its business with integrity.

2.	Skill, care and diligence - A firm must conduct its business with due skill, care and diligence.

3.	Management and control – A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

4.	Financial prudence – A firm must maintain adequate financial resources.

5.	Market conduct - A firm must observe proper standards of market conduct.

6.	Clients’ interests – A firm must pay due regard to the interests of its clients and treat them fairly.

7.	Communications with clients - A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

8.	Conflicts of interest – A firm must manage its conflicts of interest fairly, both between itself and its clients, and between a client and another client.

9.	Clients: relationships of trust – a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any client who is entitled to rely upon its judgment.

10.	A firm must arrange adequate protection for clients’ assets when it is responsible for them.

11.	A firm must deal with its regulators in an open and co-operative way and must disclose to the FCA appropriately anything relating to the firm of which the FCA would reasonably expect notice.

The FCA requires firms to apply these principles in whichever territory they conduct their business (or in respect of Principle 5 wherever contravention would have a negative effect on confidence the UK financial system). Additionally, if a regulation has a wider territorial scope than the UK, that wider scope must apply. Accordingly, these principles are intended to prevent “Unlawful Actions” as referred to in United States Investment Company Act 1940 Rule 17j-1b. Adherence with Section 5 of this Compliance Manual (The Approved Persons Regime and Code of Conduct) is also intended to prevent such “Unlawful Actions”.

Note to Ashmore staff: this Compliance Manual includes a Code of Practice for Approved Persons and Statements of Principle to accompany it (in addition to the above Principles for Business). There is an emphasis on personal culpability, and if you breach the Code, sanctions against you may result – you may be fined, publicly censured or in extreme circumstances banned from employment in the financial services industry. For further information refer to Section 5 in this Compliance Manual.

This Section 2 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

5.	THE SENIOR MANAGERS AND CERTIFICATION REGIME (SMCR) AND CODE OF CONDUCT

The Financial Conduct Authority (FCA) has introduced a Code of Conduct (COCON) (Conduct Rules).

The Conduct Rules are designed to ensure a high standard of actions and behaviours from all staff and apply to all employees in Ashmore. The aim is to reduce the harm to the consumer and financial sector by making individuals within it more accountable for their actions and levels of compliance.

The Conduct Rules are implemented through the Senior Managers and Certification regime (SMCR). SMCR includes:

•

Senior Managers’ Regime (SMR) - this focuses on individuals performing a Senior Management Function, on behalf of a relevant firm whether physically based in the UK or overseas. The SMR clarifies the obligations of the most senior decision makers. Senior Manager Function staff are approved by the FCA. The following are the senior Management Functions which are in place at Ashmore:

Function name
Senior Management Functions	Governing Functions
SMF1	Chief Executive
SMF3	Executive Director
SMF7	Group entity Senior Manager
SMF9	Chair
SMF10	Chair of the Risk Committee
SMF11	Chair of the Audit Committee
SMF12	Chair of the Remuneration Committee
SMF13	Chair of the Nominations Committee
SMF14	Senior Independent Director

Required Functions
SMF16	Compliance Oversight
SMF17	Money Laundering Reporting Officer
SMF18	Other overall responsibility

Systems and Controls Functions
SMF2	Chief Finance Function
SMF4	Chief Risk Function
SMF5	Head of Internal Audit
SMF24	Chief Operations Function

•

Certification Regime - this applies to all employees of relevant firms who are not senior managers and who could pose a risk of significant harm to the firm, its reputation or any of its customers. Certification Function Staff are certified by Ashmore.

Conduct Rules

Individual Conduct Rules

Rule 1: You must act with integrity

Rule 2: You must act with due skill, care and diligence.

Rule 3: You must be open and cooperative with the FCA, the PRA and other regulators.

Rule 4: You must pay due regard to the interests of customers and treat them fairly.

Rule 5: You must observe proper standards of market conduct.

These Rules apply to all Certification Function Staff and all other employees including Senior Manager Functions

Senior Manager Conduct Rules

SM 1: You must take reasonable steps to ensure that the business of the firm for which you are responsible is controlled effectively.

SM 2: You must take reasonable steps to ensure that the business of the firm for which you are responsible complies with the relevant requirements and standards of the regulatory system.

SM 3: You must take reasonable steps to ensure that any delegation of your responsibilities is to an appropriate person and that you oversee the discharge of the delegated responsibility effectively.

SM 4: You must disclose appropriately any information of which the FCA or PRA would reasonably expect notice.

These rules only apply to Senior Manager Functions.

General factors for assessing compliance

The FCA provides the following guidance for assessing compliance with the Conduct Rules:

Rule 1: You must act with integrity

The following is a non-exhaustive list of examples of conduct that would be in breach of rule 1.

•	Misleading or attempting to mislead (by act or omission), your employer (Ashmore), a client; or the regulator

•	Falsifying documents.

•	Misleading a client about the risks of an investment, the charges or surrender penalties of products; or the likely performance of products by providing inappropriate projections of future returns.

•	Misleading a client by informing the client that products, require only a single payment when that is not the case.

•	Mismarking the value of investments or trading positions.

•	Procuring the unjustified alteration of prices on illiquid or off-exchange contracts, or both.

•	Misleading others within the Ashmore about the credit-worthiness of a borrower.

•	Providing false or inaccurate documentation or information, including details of training, qualifications, past employment record or experience.

•	Providing false or inaccurate information to Ashmore or to Ashmore’s auditors; or the regulator

•

Destroying, or causing the destruction of, documents (including falsified documentation), or tapes or their contents, relevant to misleading (or attempting to mislead) a client, Ashmore, or the regulator

•	Failing to disclose dealings where disclosure is required by Ashmore’s personal account dealing rules.

•	Misleading others in Ashmore about the nature of risks being accepted.

•	Recommending an investment to a customer, or carrying out a discretionary transaction for a customer where the person knows that they are unable to justify its suitability for that customer.

•

Failing to inform, without reasonable cause a customer; or Ashmore or its auditors; or the regulator of the fact that their understanding of a material issue is incorrect, despite being aware of their misunderstanding, including, but not limited to, deliberately failing to: ☐     disclose the existence of falsified documents; and ☐     rectify mismarked positions immediately.

•	Preparing inaccurate or inappropriate records or returns, including, but not limited to preparing:

•	Performance reports for transmission to customers which are inaccurate or inappropriate (for example, by relying on past performance without appropriate warnings);

•	Inaccurate training records or inaccurate details of qualifications, past employment record or experience; and

•

Inaccurate trading confirmations, contract notes or other records of transactions or holdings of securities for a customer, whether or not the customer is aware of these inaccuracies or has requested such records.

•	Misusing the assets or confidential information of a client or of Ashmore including, but not limited to, deliberately:

•	front running client orders;

•	carrying out unjustified trading on client accounts to generate a benefit (whether direct or indirect) to the person (that is, churning);

•	misappropriating a client’s assets, including wrongly transferring to personal accounts cash or securities belonging to clients;

•	wrongly using one client’s funds to settle margin calls or to cover trading losses on another client’s account or on firm accounts;

•	using a client’s funds for purposes other than those for which they were provided;

•	retaining a client’s funds wrongly; and

•	pledging the assets of a client as security or margin in circumstances where Ashmore is not permitted to do so.

•	Designing transactions to disguise breaches of requirements and standards of the regulatory system.

•	Not paying due regard to the interests of a customer.

•	Acts, omissions or business practices that could be reasonably expected to cause customer detriment.

Rule 2: You must act with due skill, care and diligence

Due skill, care and diligence are required, especially where activities might affect customers or the integrity of the financial system.

The following is a non-exhaustive list of examples of conduct by any conduct rules staff that would be in breach of rule 2.

•

Failing to inform: a customer; or Ashmore or its auditors of material information in circumstances where the member of conduct rules staff was aware, or ought to have been aware, of such information, and of the fact that they should provide it, including the following:

•	Failing to explain the risks of an investment to a customer;

•	failing to disclose to a customer details of the charges or surrender penalties of investment products;

•	mismarking trading positions;

•	providing inaccurate or inadequate information to a firm or its auditors;

Failing to disclose dealings where disclosure is required by Ashmore’s personal account dealing rules.

•	Recommending an investment to a customer, or carrying out a discretionary transaction for a customer, where they do not have reasonable grounds to believe that it is suitable for that customer.

•

Undertaking, recommending or providing advice on transactions without a reasonable understanding of the risk exposure of the transaction to a customer, including recommending transactions in investments to a customer without a reasonable understanding of the liability (either potential or actual) of that transaction.

•

Undertaking transactions without a reasonable understanding of the risk exposure of the transaction to Ashmore, including trading on the Ashmore’s own account without a reasonable understanding of the liability (either potential or actual) of the transaction.

•	Failing to provide adequate control over a client’s assets, including failing to segregate a client’s assets; or failing to process a client’s payments in a timely manner.

•	Continuing to perform a function having failed to meet the standards of knowledge and skill.

Acting with due skill, etc as a manager (rule 2)

It is important for a manager to understand the business for which they are responsible. A manager is unlikely to be an expert in all aspects of a complex financial services business. However, they should understand and inform themselves about the business sufficiently to understand the risks of its trading, credit or other business activities.

It is important for a manager to understand the risks of expanding the business into new areas and, before approving the expansion, they should investigate and satisfy themselves, on reasonable grounds, about the risks, if any, to the business.

Where unusually profitable business is undertaken, or where the profits are particularly volatile or the business involves funding requirements for Ashmore beyond those reasonably anticipated, a manager should require explanations from those who report to them. Where those explanations are implausible or unsatisfactory, they should take steps to test the veracity of those explanations.

Where a manager is not an expert in a business area, they should consider whether they (or those with whom they work) have the necessary expertise to provide an adequate explanation of issues within that business area. If not, they should seek an independent opinion from elsewhere, within or outside Ashmore.

The following is a non-exhaustive list of examples of conduct by a manager that would be in breach of rule 2.

•	Failing to take reasonable steps to ensure that Ashmore’s business for which the manager has responsibility:

•	is controlled effectively;

•

complies with the relevant requirements and standards of the regulatory system applicable to that area of the business; and is conducted in such a way to ensure that any delegation of responsibilities is to an appropriate person and is overseen effectively.

•	Failing to take reasonable steps adequately to inform themselves about the affairs of the business for which they are responsible, including:

•	permitting transactions without a sufficient understanding of the risks involved;

•	permitting expansion of the business without reasonably assessing the potential risks of that expansion;

•	inadequately monitoring highly profitable transactions or business practices, or unusual transactions or business practices;

•	accepting implausible or unsatisfactory explanations from subordinates without testing the veracity of those explanations; and

•	failing to obtain independent, expert opinion where appropriate.

•

Failing to take reasonable steps to maintain an appropriate level of understanding about an issue or part of the business that the manager has delegated to an individual or individuals (whether in-house or outside contractors).

Acting with due skill, etc as a member of the Board (rule 2)

Rule 2 applies to a director (whether executive or non-executive) when taking part in the activities of the Board, other governing body or of its committees. This includes, for example, participating in meetings, preparing papers or other submissions for meetings and reporting to the body or committee.

Rule 3: You must be open and cooperative with the FCA, the PRA and other regulators

For the purpose of rule 3, regulators other than the FCA and the PRA are those which have recognised jurisdiction in relation to activities to which COCON applies and have a power to call for information from the firm or from individuals performing certain functions in connection with those regulated activities. This may include an exchange or an overseas regulator.

There is no duty on a person to report information directly to the regulator concerned unless they are one of the persons responsible within Ashmore for reporting matters to the regulator concerned. However, if a person takes steps to influence the decision not to report to the regulator concerned or acts in a way that is intended to obstruct the reporting of the information to the regulator concerned, then the appropriate regulator will, in respect of that information, view them as being one of those within Ashmore who has taken on responsibility for deciding whether to report that matter to the regulator concerned.

The following is a non-exhaustive list of examples of conduct that would be in breach of rule 3.

•

Failing to report promptly in accordance with Ashmore’s internal procedures (or, if none exist, direct to the regulator concerned), information in response to questions from the FCA, the PRA, or both the PRA and the FCA.

•	Failing without good reason to:

•	inform a regulator of information of which the approved person was aware in response to questions from that regulator;

•	attend an interview or answer questions put by a regulator, despite a request or demand having been made; and

•	supply a regulator with appropriate documents or information when requested or required to do so and within the time limits attaching to that request or requirement.

•

For the purposes of the rules, good reasons could include, where applicable, a right to preserve legal professional privilege, a right to avoid self-incrimination, complying with an order of a court or complying with an obligation imposed by law or by a regulator.

Rule 4: You must pay due regard to the interests of customers and treat them fairly.

Rule 4 applies to all employees, regardless of whether that person has direct contact or dealings with customers of Ashmore. Persons subject to the rules in COCON should consider how their actions (or their failure to act) can affect the interests of customers or result in customers being treated unfairly.

The following is a non-exhaustive list of examples of conduct that would be in breach of rule 4.

•

Failing to inform a customer of material information in circumstances where they were aware, or ought to have been aware, of such information and of the fact that they should provide it, including the following:

•	Failing to explain the risks of an investment to a customer;

•	Failing to disclose to a customer details of the charges or surrender penalties of investment products; and

•	Providing inaccurate or inadequate information to a customer about a product or service.

•	Recommending an investment to a customer, or carrying out a discretionary transaction for a customer, where they do not have reasonable grounds to believe that it is suitable for that customer.

•

Undertaking, recommending or providing advice on transactions without a reasonable understanding of the risk exposure of the transaction to a customer, including recommending transactions in investments to a customer without a reasonable understanding of the liability (either potential or actual) of that transaction.

•	Failing to provide adequate control over a client’s assets, including: failing to segregate a client’s assets; or failing to process a client’s payments in a timely manner.

•	Providing a customer with a product which is different to the one applied for by that customer, unless the customer understands the differences and understands the product they have purchased.

•	Failing to acknowledge, or seek to resolve, mistakes in dealing with customers.

•	Failing to provide terms and conditions to which a product or service is subject in a way which is clear and easy for the customer to understand.

Rule 5: You must observe proper standards of market conduct.

A general consideration about whether or not a person’s conduct complies with the relevant requirements and standards of the market is whether they, or Ashmore, comply with relevant market codes and exchange rules. Compliance with relevant market codes and exchange rules will tend to show compliance with rule 5.

Manipulating or attempting to manipulate a benchmark or a market, such as a foreign exchange market, or a benchmark is an example of failing to observe proper standards of market conduct.

•	Markets include relevant markets as defined in section 1F of the Act (Meaning of “relevant markets” in strategic objective).

•	Markets are not limited to regulated markets or formal markets such as one on a stock exchange.

•	Nor are markets limited to markets for professionals (such as the wholesale foreign exchange markets) or ones that involve tradeable and transferable assets.

•	Therefore markets include consumer markets (whether for products, services, credit or otherwise).

Breaches of conduct rules

In the event of a breach of a rule, the breach will be subject to review and a report will be drafted and signed and countersigned. A rule breach must be reported to the FCA within 7 days.

This Section 5 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

21. Market Abuse Regime and Code of Conduct

The Market Abuse Regime was originally introduced to ensure that the UK markets are efficient, fair and clean, and that they have a reputation for being so.

Market Abuse Directive (MAD)

Then, from 1st July 2005, the UK implemented the EU Market Abuse Directive (MAD), which extended the regime outside the UK, and broadened the relevant “prescribed markets” to include all EEA Regulated Markets, thereby increasing the range of “qualifying investments” in relation to which “behaviour” can cause market abuse.

Market Abuse Regulation (MAR)

Market Abuse Regulation (MAR) came into effect on 3 July 2016 and its aim was to expand and develop the existing market abuse regulations and establish a more uniform regime across all member states to reduce complexity and offer greater legal certainty. increase market integrity and investor protection, enhancing the attractiveness of securities markets for capital raising.

MAR replaces MAD in its entirety.

Civil and criminal market abuse regimes

MAR introduces changes to the UK civil market abuse regime. The UK’s criminal offence of insider dealing under the Criminal Justice Act 1993 and market manipulation under Financial Services Act 2012 are distinct from the civil market abuse provisions.

“Market abuse” is a civil offence, applicable to unregulated firms and individuals as well as to the regulated community. The FCA can take action against Ashmore, any of its employees or clients if they commit market abuse.

It is also important to note that the market abuse regime overlaps considerably with the criminal regime as well as the FCA Principles. The criminal offences of insider dealing and misleading statements and practices (as explained more below) remain in place and the FCA (plus the CPS and the DTI) has powers to prosecute. For example, behaviour that may not be market abuse, or may be difficult to prove under the regime, may nevertheless breach one of the FCA’s Principles.

What is Market Abuse?

MAR provides that it is an offence to:

(i)	engage or attempt to engage in insider dealing;

(ii)	recommend that another person engage in insider dealing or induce another person to engage in insider dealing;

(iii)	unlawfully disclose inside information; or

(iv)	engage in or attempt to engage in “market manipulation”.

Application of MAR

The prohibitions of insider dealing and unlawful disclosure of inside information, and market manipulation, apply to:

a)	Financial instruments admitted to trading on a regulated market or for which a request for admission to trading on a regulated market has been made

b)	Financial instruments traded on a multilateral trading facility (MTF), admitted to trading on an MTF, or for which a request for admission to trading on an MTF has been made

c)	Financial instruments traded on an organised trading facility (OTF)

d)

Financial instruments not covered by point (a), (b) or (c), the price or value of which depends on or has an effect on the price or value of a financial instrument referred to in those points, including, but not limited to, credit default swaps and contracts for difference

‘Financial instruments’ are currently defined in MiFID I. From 3 January 2018, they will be defined in Annex 1 of MiFID II. MAR also applies to emission allowances and emission allowance market participants (EAMPs), benchmarks, and spot commodities are in scope in certain situations.

You are responsible for ensuring that you are familiar with the Code of Market Conduct. The Code of Market Conduct sets out the standards of behaviour that are considered to be acceptable/ unacceptable, and that reflect best practice. You should therefore ensure that all of your dealings comply with it.

If you are in any doubt as to the applicability of market abuse to any proposed transaction or course of conduct, or consider that a counterparty may be committing market abuse, you must consult the Group Compliance Department before proceeding.

Behaviour - the use of this word throughout the Code is significant. It includes action and inaction in the following:

- dealing or procuring others to deal, arranging, advising, corporate finance activities, managing investments, or making statements or representations which are likely to be regarded as relevant to determining the terms on which transactions in investments should be effected.

21.4	Market Abuse – types of behaviour

THE REGIME DOES NOT REQUIRE THE PERSON ENGAGING IN THE BEHAVIOUR TO HAVE INTENDED TO COMMIT MARKET ABUSE.

Factors in determining whether abuse has occurred

The Code gives examples of those behaviours that do or do not constitute market abuse – but sometimes it cannot be so prescriptive although there is more clarity under the MAR regime. It therefore gives guidance in the form of “factors” that would be considered in determining whether behaviour is abusive or not. A number of the factors are covered above, but it must be emphasised that this is only guidance.

21.5 Inside Information (MAR1.2)

Under MAR, the definition of inside information is information which:

(i)	is precise;

(ii)	has not been made public;

(iii)	relates directly or indirectly to the company’s shares or other financial instruments;

(iv)	if it were to be made public would be likely to have a significant effect on the price.

The definition of ‘inside information’ is broadly unchanged from the previous definition, but has been widened to capture inside information for spot commodity contracts.

However, MAR now expressly states that information which is likely to have a significant effect on price means information which a reasonable investor would be likely to use as part of the basis of investment decisions. This could potentially bring more rather than less information into the definition of inside information in future.

21.6 Insiders: factors to be taken into account (MAR 1.2)

The following factors may be taken into account in determining whether or not a person who possesses inside information ought to know that it is inside information for the purposes of MAR:

1.	If a normal and reasonable person in the position of the person who has inside information would know or should have known that the person from whom he received it is an insider; and

2.	If a normal and reasonable person in the position of the person who has inside information would know or should have known that it is inside information.

For the purposes of being categorised as an insider the person concerned does not need to know that the information concerned is inside information

Under the Code, insider dealing occurs when an insider deals in a qualifying or related investment on the basis of inside information relating to the investment in question. This is to be distinguished from the insider dealing offence in the Criminal Justice Act 1993, which remains (see Section 10).

21.6 Inside information: factors to be taken into account (1.2.10)

The following factors may be taken into account in determining whether or not information has been made public, and are indications that it has (and therefore is not inside information):

1.

whether the information has been disclosed to a prescribed market or a prescribed auction platform3 through a regulatory information service or RIS or otherwise in accordance with the rules of that market;

2.	whether the information is contained in records which are open to inspection by the public;

3.

whether the information is otherwise generally available, including through the Internet, or some other publication (including if it is only available on payment of a fee), or is derived from information which has been made public; and

4.	whether the information can be obtained by observation by members of the public without infringing rights or obligations of privacy, property or confidentiality.

5.

1.	In relation to the factors it is not relevant that the information is only generally available outside the UK.

2.	In relation to the factors it is not relevant that the observation or analysis is only achievable by a person with above average financial resources, expertise or competence.

For example, if a passenger on a train passing a burning factory calls his broker and tells him to sell shares in the factory’s owner, the passenger will be using information which has been made public, since it is information which has been obtained by legitimate means through observation of a public event.

The following are examples of behaviour that might fall within the scope of MAR:

1.	A director of a company, while in possession of inside information, instructs an employee of that company to sell a financial instrument in respect of which the information is inside information;

2.	A person recommends or advises a friend to engage in behaviour which, if he himself engaged in it, would amount to market abuse.

21.7 Insider dealing (MAR 1.3) Descriptions of behaviour that amount to insider dealing

The following are examples of behaviour that may amount to insider dealing under MAR but are not intended to form an exhaustive list:

1.

Front running/pre-positioning - that is, a transaction for a person’s own benefit, on the basis of and ahead of an order (including an order relating to a bid) 4 which he is to carry out with or for another (in respect of which information concerning the order is inside information), which takes advantage of the anticipated impact of the order on the market or auction clearing4 price;

2.

In the context of a takeover, an offeror or potential offeror entering into a transaction in a financial instrument, using5 inside information concerning the proposed bid, that provides merely an economic exposure to movements in the price of the target company’s shares (for example, a spread bet on the target company’s share price); and

3.	In the context of a takeover, a person who acts for the offeror or potential offeror dealing for his own benefit in a financial instrument using5 information concerning the proposed bid5.

21.8 Relevant factors: legitimate business of market makers

For market makers and persons that may lawfully deal in financial instruments on their own account, pursuing their legitimate business of such dealing (including entering into an agreement for the underwriting of an issue of financial instruments) may not in itself amount to market abuse.

The following factors may be taken into account in determining whether or not a person’s behaviour is in pursuit of legitimate business, and are indications that it is:

1.

the extent to which the relevant trading by the person is carried out in order to hedge a risk, and in particular the extent to which it neutralises and responds to a risk arising out of the person’s legitimate business; or

2.

whether, in the case of a transaction on the basis of inside information about a client’s transaction which has been executed, the reason for it being inside information is that information about the transaction is not, or is not yet, required to be published under any relevant regulatory or trading venue5 obligations; or

3.

whether, if the relevant trading by that person is connected with a transaction entered into or to be entered into with a client (including a potential client), the trading either has no impact on the price or there has been adequate disclosure to that client that trading will take place and he has not objected to it; or

4.

the extent to which the person’s behaviour was reasonable by the proper standards of conduct of the market concerned, taking into account any relevant regulatory or legal obligations and whether the transaction is executed in a way which takes into account the need for the market as a whole to operate fairly and efficiently.

The following factors may be taken into account in determining whether or not a person’s behaviour in executing an order (including an order relating to a bid) on behalf of another is carried out legitimately in the normal course of exercise of that person’s employment, profession or duties, and are indications that it is:

1.	whether the person has complied with the applicable provisions of COBS2, or their equivalents in the relevant jurisdiction;

2.	whether the person has agreed with its client it will act in a particular way when carrying out, or arranging the carrying out of, the order; or

3.	whether the person’s behaviour was with a view to facilitating or ensuring the effective carrying out of the order; or

4.

the extent to which the person’s behaviour was reasonable by the proper standards of conduct of the market or auction platform concerned and (if relevant) proportional to the risk undertaken by him; or

5.

whether, if the relevant trading or bidding (including the withdrawal of a bid) by that person is connected with a transaction entered into or to be entered into with a client (including a potential client), the trading or bidding either has no impact on the price or there has been adequate disclosure to that client that trading or bidding will take place and he has not objected to it.

21.9 Descriptions of behaviour that do not indicate insider dealing and relevant factors: takeover and merger activity

The following are examples of using inside information solely for the purpose of proceeding with a merger or public takeover may include:

1.	seeking from holders of securities, issued by the target, irrevocable undertakings or expressions of support to accept an offer to acquire those securities (or not to accept such an offer);

2.

making arrangements in connection with an issue of securities that are to be offered as consideration for the takeover or merger offer or to be issued in order to fund the takeover or merger offer, including making arrangements for the underwriting or placing of those securities and any associated hedging arrangements by underwriters or places which are proportionate to the risks assumed; and

3.	making arrangements to offer cash as consideration for the takeover or merger offer as an alternative to securities consideration.

Categories of inside information:

1.	Information that an offeror or potential offeror is going to make, or is considering making, an offer for the target; and

2.	Information that an offeror or potential offeror may obtain through due diligence.

The following factor may be taken into account in determining whether or not a person’s behaviour is for the purpose of him proceeding with a merger with the target company or a public takeover of the target company, and is an indication that it is:

1.	if the transactions concerned are in the target company’s shares.

Examples of insider dealing

The following descriptions are intended to assist in understanding certain behaviours which may constitute insider dealing under MAR and concern the definition of inside information relating to financial instruments other than commodity derivatives or emissions allowances or auctioned products based thereon:

1.

X, a director at B PLC has lunch with a friend, Y. X tells Y that his company has received a takeover offer that is at a premium to the current share price at which it is trading. Y enters into a spread bet priced or valued by reference to the share price of B PLC based on his expectation that the price in B PLC will increase once the takeover offer is announced.

2.

An employee at B PLC obtains the information that B PLC has just lost a significant contract with its main customer. Before the information is announced over the regulatory information service the employee, whilst being under no obligation to do so, sells his shares in B PLC based on the information about the loss of the contract.

21.10 Unlawful disclosure (MAR1.4R)

Descriptions of behaviour that indicate unlawful disclosure

The following behaviours are indications of unlawful disclosure:

1.	Disclosure of inside information by the director of an issuer to another in a social context; and

2.	Selective briefing of analysts by directors of issuers or others who are persons discharging managerial responsibilities.

Descriptions of behaviour that does not indicate unlawful disclosure

The following behaviour indicates that a person is acting in the normal exercise of their employment, profession or duties, if a person makes a disclosure of inside information:

1.

to a government department, the Bank of England, the Competition Commission, the Takeover Panel or any other regulatory body or authority for the purposes of fulfilling a legal or regulatory obligation; or

2.	otherwise to such a body in connection with the performance of the functions of that body.

Disclosure of inside information which is required or permitted by Part 6 rules (FSMA section 73 “disclosure rules” - disclosure of information in respect of financial instruments which have been admitted to trading on a regulated market or for which a request for admission to trading on such a market has been made or any similar regulatory obligation) may not amount to unlawful disclosure5.

Disclosure of inside information by a broker to a potential buyer regarding the fact that the seller of financial instruments is a person discharging managerial responsibilities or the identity of the person discharging managerial responsibilities or the purpose of the sale by the person discharging managerial responsibilities where:

1.	the disclosure is made only to the extent necessary, and solely in order to dispose of the investment;

2.	the illiquidity of the stock is such that the transaction could not otherwise be completed; and

3.	the transaction could not be otherwise completed without creating a disorderly market; may5 not, of itself, amount to unlawful disclosure5.

Factors to be taken into account in determining whether or not behaviour amounts to unlawful disclosure

The following factors are to be taken into account in determining whether or not the disclosure was made by a person in the proper course of the exercise of his employment, profession or duties, and are indications that it was:

1.	whether the disclosure is permitted by the rules of a trading venue a prescribed auction platform, 36 of the FCA or the Takeover Code; or

2.	whether the disclosure is accompanied by the imposition of confidentiality requirements upon the person to whom the disclosure is made and is:

(a)     reasonable and is to enable a person to perform the proper functions of his employment, profession or duties; or

(b)     reasonable and is (for example, to a professional adviser) for the purposes of facilitating or seeking or giving advice about a transaction or takeover bid; or

(c)     reasonable and is for the purpose of facilitating any commercial, financial or investment transaction (including prospective underwriters or places of securities); or (d) reasonable and is for the purpose of obtaining a commitment or expression of support in relation to an offer which is subject to the Takeover Code; or

(e) in fulfilment of a legal obligation, including to employee representatives or trade unions acting on their behalf.

Examples of unlawful disclosure

The following descriptions are intended to assist in understanding certain behaviours which may constitute unlawful disclosure under MAR:

1.

X, a director at B PLC has lunch with a friend, Y, who has no connection with B PLC or its advisers. X tells Y that his company has received a takeover offer that is at a premium to the current share price at which it is trading.

2.

A, a person discharging managerial responsibilities in B PLC, asks C, a broker, to sell some or all of As shares in B PLC. C discloses to a potential buyer that A is a person discharging managerial responsibilities or discloses the identity of A, in circumstances where the fact that A is a person discharging managerial responsibilities or the identity of A, is inside information.

21.11 Manipulating transactions (MAR1.6R)

Factors to be taken into account: legitimate reasons

The following factors are to be taken into account when considering whether behaviour is for legitimate reasons in relation to article 12(1)(a) of MAR, and are indications that it is not:

1.	if the person has an actuating purpose behind the transaction to induce others to trade in, bid for or to position or move the price of, a financial instrument;

2.	if the person has another, illegitimate, reason behind the transactions, bid or order to trade; and

3.	if the transaction was executed in a particular way with the purpose of creating a false or misleading impression.

4.	The following factors are to be taken into account when considering whether behaviour is for legitimate reasons in relation to MAR, and are indications that it is:

1.	if the transaction is pursuant to a prior legal or regulatory obligation owed to a third party;

2.	if the transaction is executed in a way which takes into account the need for the market or auction platform as a whole to operate fairly and efficiently;

3.	the extent to which the transaction generally opens a new position, so creating an exposure to market risk, rather than closes out a position and so removes market risk; and

4.	if the transaction complied with the rules of the relevant trading venue6 about how transactions are to be executed in a proper way (for example, rules on reporting and executing cross-transactions).

It is unlikely that the behaviour of trading venue users when dealing at times and in sizes most beneficial to them (whether for the purpose of long term investment objectives, risk management or short term speculation) and seeking the maximum profit from their dealings will of itself amount to manipulation. Such behaviour, generally speaking, improves the liquidity and efficiency of trading venues.

It is unlikely that prices in the market which are trading outside their normal range will necessarily be indicative that someone has engaged in behaviour with the purpose of positioning prices at a distorted level. High or low prices relative to a trading range can be the result of the proper interplay of supply and demand.

Factors to be taken into account: behaviour securing an abnormal or artificial price level

The following factors are to be taken into account in determining whether or not a person’s behaviour amounts to manipulating transactions as described in MAR:

1.	the extent to which the person had a direct or indirect interest in the price or value of the financial instrument6;

2.

the extent to which price, rate or option volatility movements, and the volatility of these factors for the investment in question, are outside their normal intra-day, daily, weekly or monthly range; and

3.	whether a person has successively and consistently increased or decreased his bid, offer or the price he has paid for a financial instrument.

Factors to be taken into account: abusive squeezes

The following factors are to be taken into account when determining whether a person has engaged in behaviour, commonly known as an “abusive squeeze”:

1.

the extent to which a person is willing to relax his control or other influence in order to help maintain an orderly market, and the price at which he is willing to do so; for example, behaviour6 is less likely to amount to an abusive squeeze if a person is willing to lend the investment in question;

2.

the extent to which the person’s activity causes, or risks causing, settlement default by other market users on a multilateral basis and not just a bilateral basis. The more widespread the risk of multilateral settlement default, the more likely that an abusive squeeze has been effected;

3.

the extent to which prices under the delivery mechanisms of the market diverge from the prices for delivery of the investment or its equivalent outside those mechanisms. The greater the divergence beyond that to be reasonably expected, the more likely that an abusive squeeze has been effected; and

4.	the extent to which the spot or immediate market compared to the forward market is unusually expensive or inexpensive or the extent to which borrowing rates are unusually expensive or inexpensive.

Squeezes occur relatively frequently when the proper interaction of supply and demand leads to market tightness, but this is not of itself likely to be abusive. In addition, having a significant influence over the supply of, or demand for, or delivery mechanisms for an investment, for example, through ownership, borrowing or reserving the investment in question, is not of itself likely to be abusive.

The effects of an abusive squeeze are likely to be influenced by the extent to which other market users have failed to protect their own interests or fulfil their obligations in a manner consistent with the standards of behaviour to be expected of them in that market. Market users can be expected to settle their obligations and not to put themselves in a position where, to do so, they have to rely on holders of long positions lending when they may not be inclined to do so and may be under no obligation to do so.

Examples of manipulating transactions

The following are examples of behaviour that may amount to manipulating transactions:

1.     A trader holds a short position that will show a profit if a particular financial instrument, which is currently a component of an index, falls out of that index. The question of whether the financial instrument will fall out of the index depends on the closing price of the financial instrument. He places a large sell order in this financial instrument just before the close of trading. His purpose is to position the price of the financial instrument at a false, misleading, abnormal or artificial level so that the financial instrument will drop out of the index so as to make a profit; and

2.     A fund manager’s quarterly performance will improve if the valuation of his portfolio at the end of the quarter in question is higher rather than lower. He places a large order to buy relatively illiquid shares, which are also components of his portfolio, to be executed at or just before the close. His purpose is to position the price of the shares at a false, misleading, abnormal or artificial level.

The following is an example of an abusive squeeze

A trader with a long position in bond futures buys or borrows a large amount of the cheapest to deliver bonds and either refuses to re-lend these bonds or will only lend them to parties he believes will not relend to the market. His purpose is to position the price at which those with short positions have to deliver to satisfy their obligations at a materially higher level, making him a profit from his original position.

21.12     Dissemination (MAR1.8R)

Dissemination of information by any means which gives, or is likely to give, a false or misleading impression as to a qualifying investment by a person who knew or could reasonably be expected to have known that the information was false or misleading.

Factors to be taken into account in determining whether or not behaviour amounts to dissemination

If a normal and reasonable person would know or ought to have known in all the circumstances that the information was false or misleading, that indicates that the person disseminating the information knew or ought to have known that it was false or misleading.

If the individuals responsible for dissemination of information within an organisation could only know that the information was false or misleading if they had access to other information that was being held behind a Chinese wall or similarly effective arrangements, that indicates that the person disseminating did not know and could not reasonably be expected to have known that the information was false or misleading.

Example of dissemination

The following is an example of behaviour which may amount to a contravention of article 12(1)(c) of the Market Abuse Regulation

1.

a person posts information on an Internet bulletin board or chat room which contains false or misleading statements about the takeover of a company whose shares are financial instruments3 and the person knows that the information is false or misleading.

21.13 Application of Inside information in Ashmore

Ashmore Group plc has procedures for the identification, control and dissemination of inside information and confidential information.

The Disclosure Procedures are available at Ashmore Share:

http://share.ashmore.local/Policies/Documents

Ashmore regulated entities – AIML and AIAL

The two FCA authorised and regulated entities in the Group have distinct procedures which operate at an entity and fund level to deal with market abuse issues.

The procedures for dealing with inside information (“Material Non-Public Information” (MNPI)) are set out in the following section 9 Insider Dealing and Information Barriers.

What Constitutes Insider Dealing?

Insider dealing involves the use of non-public price sensitive information about a company to deal in securities on a recognised stock exchange in order to make a profit or avoid a loss. In the United Kingdom, insider dealing is a criminal offence leading to imprisonment and/or a fine.

An individual who has non-public information must not:

•	deal in “price affected securities”, whether for himself or on behalf of Ashmore;

•	encourage another to deal in price affected securities (whether or not that other person knows they are price affected); or

•	disclose the information to another person (other than in the proper performance of his employment).

This prohibition applies to all securities traded on a regulated market and includes shares, corporate and government debt futures, options and warrants relating to those securities, index futures and options, OTC derivatives and other derivatives.

“Inside information” means information which:

•	relates to particular securities or a particular issuer of securities (not to securities generally);

•	is specific or precise;

•	has not been made public but, if it were made public, would be likely to have a significant effect on the price of the securities (“price affected securities”).

Inside information does not include publicly available “market information”.

Information is regarded as being public if:

•	it is publicised in accordance with the rules of a regulated market in order to inform investors and their professional advisors;

•	it appears in records legally required to be open to public inspection;

•	it can be readily acquired by those likely to deal in the securities, or

•	it is derived from information which is made public.

Information may be treated as being made public even though:

•	it can be acquired only by persons exercising diligence or expertise;

•	it is only communicated to a section of the public;

•	it can only be acquired by observation;

•	it can only be acquired on payment of a fee;

•	it is publicised only outside the particular country.

21.14 Confidentiality Agreements

Some areas of Ashmore’s business involves corporate structuring and restructuring. Many discussions are conducted within the confines of confidentiality agreements. In these and other circumstances, Ashmore employees may receive price sensitive information.

Ashmore’s Legal and Transaction Management department (“LTM”) maintains a list of all Confidentiality Agreements, a summary record of the contents of each, and a summary record of any price sensitive information received other than pursuant to a Confidentiality Agreement. The retention of these records assists Ashmore in the flow of information which may be price sensitive information.

Restricted Issuer List

This is the means by which Ashmore typically manages confidential information in relation to Issuers that have listed securities on an investment exchange. As a precaution to prevent any Ashmore investment professional from effecting transactions or making an investment decision based on, or that should not be based on, confidential information obtained in the course of a proposed transaction, the member of staff with such confidential information must report the potential conflict to the Group Head of Compliance or the Head of Legal and Transaction Management (“LTM”) before any communication of confidential information is made, whether internally or otherwise.

The Group Head of Compliance maintains the “Restricted Issuer List” containing the names of the issuers/ securities involved.

The names of Issuers on the Restricted List are entered into thinkFolio.

With the approval of the Group Head of Compliance or the Head of LTM, the member of staff with such confidential information may communicate it internally as necessary, but never externally. Such approval may be withheld if a major conflict of interest is identified, and additional procedures will be necessary in accordance with this Chapter.

Generally, companies are placed on the Restricted Issuer List in order to preclude sales and trading in their securities. An employee may not buy or sell for any Ashmore account, employee account or client account over which the employee has investment discretion or influence; recommend; advise; suggest; or participate in; a purchase or sale of any security of an issuer on the Restricted Issuer List. A transaction involving the issuer/securities identified on such list will only be allowed with the approval of the Heads of LTM and / or Group Compliance. With such approval, instruments that appear on the list will typically only be transacted (bought from or sold to) with the group of persons who are in receipt of the same Price Sensitive Information that resulted in the restriction being placed.

Each employee is responsible for complying with the limitations applicable to securities of issuers placed on the Restricted Issuer List. Unless an exception is granted by LTM or Group Compliance, (to meet the requirements of the FCA Rules (SYSC 10.2.2R)) no staff member is permitted to deal (“deal” includes subscribing, buying and otherwise acquiring, and selling or otherwise disposing of securities or any interest in securities, either for their personal account or for the account of a client), or counsel or procure others to deal, in the relevant restricted securities, or communicate the information to others likely to do so. Accordingly, the following activities in Restricted Issuer List securities are prohibited:

•	Proprietary trading for the account of any Ashmore corporate entity;

•	Transactions on behalf of Ashmore funds and segregated client accounts;

•	Personal account trading.

The Restricted Issuer List is solely for the internal use of Ashmore and its employees. The identities of companies on the Restricted Issuer List, as well as the limitations imposed on activities, and all confidential information obtained, are to be kept confidential within Ashmore by all personnel.

Disclosure of Inside Information

The requirement to announce inside information as soon as possible, except under certain limited circumstances, remains the same under MAR. What has changed is the introduction of more extensive record keeping if a decision has been taken to delay such a disclosure. This includes when the inside information first existed, evidence that the conditions to delay a disclosure have been met and a record of the persons responsible for the decision to delay. The company must also disclose to the FCA, once the information has been released, the fact that the company delayed disclosure. Although still to be finalised, the FCA’s consultation paper requires an explanation for the delay to be provided to the FCA if requested.

Ashmore has the Ashmore Group plc Disclosures Procedures Manual which sets out the disclosure procedure for the Group plc.

The reasonable investor test

Once it has been established that the information is of a kind which a reasonable investor would be likely to use as part of the basis for their investment decision, there is no further requirement to consider what the likely effect on the Company’s share price might be – that alone is enough to conclude that the information is likely to have a significant effect on price.

Market Soundings

MAR provides a safe harbour from the offence of improper disclosure of inside information for market soundings. These are communications made prior to the announcement of a transaction in order to gauge the interest of potential investors. Certain conditions must be adhered to in order to meet the safe harbour requirements.

21.15 Statutory exceptions

Behaviour that does not amount to market abuse

1.	Behaviour which conforms with article 5 of the Market Abuse Regulation or with a directly applicable EU regulation made under article 5 of the Market Abuse Regulation4 will not amount to market abuse.

FCA rules

There are no rules which permit or require a person to behave in a way which amounts to market abuse.

Takeover Code

There are no rules in the Takeover Code, which permit or require a person to behave in a way which amounts to market abuse.

Behaviour conforming with any of the rules of the Takeover Code about the timing, dissemination or availability, content and standard of care applicable to a disclosure, announcement, communication or release of information, is unlikely to, of itself, amount to market abuse, if:

1.	the rule is one of those specified in the table in MAR 1.10.5G3;

2.

the behaviour is expressly required or expressly permitted by the rule in question (the notes for the time being associated with the rules identified in the Takeover Code are treated as part of the relevant rule for these purposes); and

3.	it conforms to any General Principle set out at Section B of the Takeover Code relevant to that rule.

21.16     Suspicion Reporting

As a result of the MAD implementation, Ashmore is subject to rules requiring reporting of suspicious transactions to the FCA. This is a general obligation to report if there are any reasonable grounds for suspecting that a transaction (in “qualifying investments” admitted to trading on “prescribed markets”) might constitute market abuse. Although qualifying investments is the specified term in this context, suspicious transactions in related investments (e.g. OTC derivatives) are also caught, bearing in mind the firm’s general obligations to notify matters to the FCA.

This rule applies to any transaction with or for a “client” (a wide definition, including market counterparties). Therefore, you should continue to be aware of what constitutes market abuse, and report any suspicions to Group Compliance for its consideration.

21.17 Monitoring and review

In accordance with its obligations under the FCA Rules, as part of the Compliance Monitoring Programme, the Group Compliance Department will monitor for market abuse.

This Section 21 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

24.	PERSONAL ACCOUNT DEALING

Principle 3 – Management and control – A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

Principle 8 – Conflicts of interest – A firm must manage its conflicts of interest fairly, both between itself and its clients, and between a client and another client.

United States SEC Requirements

The requirements of this Section 24 are considered to be materially in compliance with the requirements of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request.

24.1	The Emerging Markets prohibition – what does it cover?

To seek to avoid conflicts, Ashmore staff may not invest (directly or (e.g. through funds) indirectly) in any Emerging Markets securities (or other product types managed by Ashmore) except through Ashmore’s own Funds or where expressly permitted in or pursuant to these rules.

Emerging Markets means any country that Ashmore treats as an emerging market country from time to time. The current Ashmore list is available from Group Compliance: email ComplianceRRM@ashmoregroup.com. With the approval of the Group Head of Compliance, exceptions (individual / group / class) may be granted. Currently, it is anticipated that these exceptions - which will be considered on a case by case basis and subject to approval – are likely to be limited to the following areas:

•	Emerging Market Funds with investment objectives that are not available within the Ashmore fund ranges that are available to staff;

•	The investment being sought is in an asset class that is not offered by Ashmore e.g. real estate investment trusts or property funds;

•	The investments you are seeking is in a fund structure that is not offered by Ashmore e.g. investment trusts or exchange traded funds (ETFs)

•	Securities that are not held or a target for any current Ashmore investment themes or strategies

•	Funds that are not dedicated to Emerging Markets ie the percentage of the fund in Emerging Markets is less than 20%.

24.2	Other prohibitions and restrictions

To protect individual members of staff and the Ashmore group, the following additional prohibitions and restrictions apply:

a.

you must not effect transactions in any security if to do so may, or may appear to, involve a conflict of your own interest with that of any client or with your duty to any client, or otherwise have an adverse effect upon the particular interests of any client;

b.

any person involved in the preparation of or approval of research must not effect any transaction in Ashmore funds, if Ashmore has published any research or article (that has not been withdrawn), unless the transaction is not contrary to the content of the research or article;

c.

you must not effect any transaction if you know or should know that Ashmore has accepted instructions from a client, or has decided on behalf of a client, to effect a transaction and the instructions or decisions have not yet been carried out. This applies whether or not Ashmore’s transaction is likely to affect the price of the securities concerned;

d.

you are not permitted to request or accept any financial accommodation, benefit or special dealing facilities from any stockbroker or dealer in securities outside the Ashmore group without the prior written consent of the Group Head of Compliance;

e.

you may not deal for an employee of another firm if you know or suspect that that employee is seeking to contravene or evade the provisions of any insider dealing regulations, the rules of his own organisation or the rules of any regulatory body responsible for the regulation of that firm;

f.

you must not effect any transaction in securities if you know or should reasonably know that Ashmore is prohibited from effecting the transaction for its own account or otherwise under the rules of its regulators;

g.

if you are precluded by these rules from entering into a transaction, you must not procure any other person to enter into such a transaction or communicate any information or opinion to any person if you know, or have reason to believe, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so;

h.

your personal dealings must not interfere with the performance of your duties nor must they be of such nature or extent as to risk bringing the business of Ashmore into disrepute. In particular this means:

•	you must not carry out transactions which you cannot afford to settle;

•	bear transactions (i.e. the sale of securities not owned by the seller) and uncovered options are not permitted;

•

same day trading in the same security and/or any related security of any type is prohibited other than in exceptional circumstances and then only if prior written permission has been obtained from Group Compliance;

•	you must not carry out excessive trading;

j.	you must not effect transactions in futures, options or contracts for differences or other forms of derivatives without the prior written approval of Group Compliance;

k.

you must not undertake transactions in an Initial Public Offering, or a Limited Offering (as such terms are defined in Rule 17j-1 (a) of the US Investment Company Act 1940) without the prior written approval of Group Compliance.

24.3	What is the purpose of these rules?

These rules seek to:

•	maintain standards of conduct within Ashmore at the highest levels of integrity;

•	avoid conflicts of interest between Ashmore and its staff;

•	ensure that the interest of clients take precedence over Ashmore staff;

•	protect Ashmore and its staff from allegations of, and breaches of, insider dealing or market abuse laws and regulations;

•	comply with all applicable laws and regulations.

The spirit, as well as the letter, of the rules should be observed. If you have any doubts about your obligations contact a member of Group Compliance or, if you are not located in the Ashmore London office, your local Compliance team / representative (“ACCO”).

24.4	Who do these rules apply to?

These rules apply to all Ashmore staff and their connected persons. For these purposes:

Staff means any employee and/or director of an Ashmore company, and applies whichever company within the Ashmore group employs you and whether you are permanent, temporary, employed as a contractor, on probation, or an intern. If at commencement of contract / employment it is expected that the duration of the contract / arrangement will be less than three months HR, or the line / reporting manager of the person concerned, should consult with Group Compliance (or the relevant ACCO) who will determine the extent to which (if at all) these rules will not apply in full to that person.

Connected Person means, in relation to each member of Staff:

•

anyone connected by reason of a domestic or business relationship (other than solely because that person is a client of Ashmore) such that the member of Staff has influence over that person’s judgement as to how to invest his property or exercise any rights attaching to securities. This will include family members living in the household of the member of Staff;

•

acting in the capacity as an executor or administrator of an estate, or as a trustee of a trust, in which a significant interest is held by the member of Staff, or any associate thereof, or any company or partnership controlled by that the member of Staff or by such associate;

•

otherwise acting in a capacity as a personal representative or a trustee, except where that member of Staff is relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

•	for the account of another person unless the member of Staff does so in the course of employment with Ashmore.

The member of Staff concerned must take reasonable steps to ensure that any Connected Person acting on his/her own account follows these rules.

24.5	What transactions are covered by these rules?

Transactions in, or in relation to, Securities, as defined in 20.15, or as referred to in section 20.1 and 20.2.

24.6	What transactions are not covered by these rules?

Subject always to the Emerging Market prohibition (see section 20.1 above), and the prohibitions and restrictions in 20.2 above, these rules do not apply to:

•

any discretionary transaction entered into for you, and without prior communication with you, provided that the discretion is not exercised by Ashmore (provided that such discretionary management arrangement has been approved by the Group Head of Compliance);

•	any transaction by you concerning a life policy.

24.7	What is the process for approval?

Where approvals are required under these rules they are sought from Group Compliance (who will liaise – e.g. with the Chief Executive Officer - as necessary), or ACCO, for staff based outside of London, which ACCO will liaise with Group Compliance (as agreed with the Group Head of Compliance). The current forms requesting approval are available from Group Compliance / the relevant ACCO).

Note: in May 2013 Group Compliance introduced an on line system (“MyComplianceOffice” or “MCO”) that is used to record data and process requests for approval. References in this Code to approvals, processing and / or record keeping of personal account dealings are to be read as references to using MCO in appropriate cases). Relevant staff throughout the group have been and will be made aware of the applicability of MCO to them.

24.8	What returns and declarations have to be provided by staff?

References to the Group Head of Compliance / Group Compliance in this section are read as ACCO for staff based outside the UK.

Reporting procedures

Broker relationships

No later than 10 days after establishing the relationship, you must advise Group Compliance of any firm through which you transact any personal dealing and provide details of any discretionary investment management agreements you have entered into by providing the name of the party with whom you have such agreement, and the date of the agreement.

Members of staff may be required to provide their authority to Group Compliance to write to each firm (broker) notified by staff, requesting them to send a copy of all contract notes and / or periodic statements to the Group Head of Compliance

You must inform any authorised person with or through whom you effect any transaction that you are an employee of Ashmore. The Group Head of Compliance will require that the contract notes and / or periodic statements received meet all the information that is required to be reported e.g. under Rule 17j1(d) of the US Investment Company Act of 1940.

Quarterly Declaration and Report

Following the end of each calendar quarter, Group Compliance will provide you with a quarterly transactions/ holdings report and a declaration all of which you must sign and return within the requested time limit to meet the requirements of the US Investment Company Act of 1940.

Annual Holdings Report

Annually, Group Head of Compliance will provide you with an annual holdings report and a declaration all of which you must sign and return within the requested time limit, to meet the requirements of the US Investment Company Act of 1940.

These rules also apply to non-executive directors of Ashmore Group plc (subject to modification by the Group Head of Compliance where he considers it appropriate (e.g. to acknowledge the nature of the role played by non-executive directors, and their access to information)). If a non-executive director is also an employee of a regulated firm which has similar personal account dealing rules, then an annual confirmation from that firm’s compliance officer that their personal account dealing rules have been adhered to is sufficient, although the Group Head of Compliance should be permitted to inspect their records at any time on request.

24.9 Record keeping, monitoring and checks by Group Compliance

Group Compliance will keep individual records by employee, including reports, dealing permissions granted, together with contract notes/broker statements etc for an appropriate period after the relevant employee has ceased employment in accordance with Ashmore’s Retention of Records policy, which also meets the requirements of Rule 17j-1(f) of the United States Investment Company Act 1940 and Rule 20402 of the Investment Advisers Act 1940.

You should note that it is the duty of the Group Head of Compliance to check your compliance with these rules. Breaches will be recorded in Ashmore’s errors and breaches records, and will be reported at the Risk and Compliance Committee, which may result in disciplinary action and ultimately summary dismissal. Trading record details will also be passed to line management by Group Compliance as they consider appropriate.

24.10 New staff

New members of staff may join with existing investment portfolios, which may include Emerging Market assets. No later than 10 business days after the date of commencement of your employment, you must report the following information (an Initial Holdings Report) to the Group Head of Compliance:

•	The title, number of shares and principal amount of each security/fund in which you had any direct or indirect beneficial ownership at the commencement date of your employment;

•	The name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit at that date.

Your initial holdings report must be current as of a date no more than 45 days prior to the date of commencement of your employment.

If you hold Emerging Markets assets, such assets may continue to be held or disposed of but may not be replaced unless in accordance with these rules. Before disposal, you must seek approval from Group Compliance. Before a transaction is compliance approved, Group Compliance will establish whether or not any fund will be dealing in the same asset. Approval will be granted for a limited period (e.g. 24 hours) only – if you do not deal within this period, a fresh approval must be gained.

24.11 Exceptions to these rules

The Group Head of Compliance may agree individual exceptions to these rules, provided that such exceptions will be documented by the Group Head of Compliance.

24.12 Dealings by members of the Group Compliance Department

Members of the Group Compliance Department will seek from the Group Head of Compliance, or in his absence the Group Finance Director.

The Group Head of Compliance will seek approvals from the Group Chief Executive Officer, or in his absence the Group Finance Director.

24.13 Additional information; including Frequently Asked Questions

For additional information speak to Group Compliance, who also maintain a list of FAQ’s. E-mail ComplianceRRM@ashmoregroup.com

24.14 Personal Account Dealing Definitions

Securities includes (and applies to both Emerging Markets and non Emerging Markets):

a. stocks and shares, debentures, bonds, units in unregulated collective investment schemes, government and public securities, certificates of deposit, warrants, futures, options, collateralised bond obligations and contracts for differences (e.g. forward rate agreements, interest rate swaps, market indices), whether UK or non UK, and whether listed or unlisted.

Bets placed on proprietary betting instruments (such as IG index, City Index or similar indices) are also covered by these rules, but the use of such instruments by Ashmore staff is discouraged;

b. any security as defined in section 2(a)(36) of the Investment Company Act of 1940 of the United States, and insofar as not included in the paragraph immediately above, includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre organisation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

This definition of “securities” in this section b does not include:

•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

c.    Please note that these rules also apply to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights, exercising an option and buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

24.15 Special Cases

Specific rules apply in the case of proposed transactions involving:

a.	Ashmore Group plc;

b.	AGOL; or

c.	Ashmore funds.

In no case should an individual deal in any security when in possession of price sensitive or inside information, but this is particularly important in relation to a, b and c.

a. Ashmore Group plc

The Company’s listing on the London Stock Exchange provides staff with the opportunity for buying and selling of the Company’s ordinary shares (“Ashmore shares”). However, this can only be done subject to restrictions, which are set out in the Code for Dealing in Securities in Ashmore Group plc (the “Ashmore Code”).

The restrictions will also apply to the exercise of options held over Ashmore shares, whether or not any of the shares to be acquired under the exercise are proposed to be sold. You are subject to a number of principles that you are required to understand, acknowledge and apply in practice. Failure to do so can have serious consequences for the Company.

The main features of the Ashmore Code are as follows:

For the purposes of Ashmore Group plc securities dealing only, Ashmore personnel are divided into different categories, each of which has different obligations and/or restrictions:

1.	Directors;

2.	Persons Discharging Managerial Responsibilities (“PDMR”s);

3.	Employee Insiders;

4.	All other Group Employees.

For the time being, the Board has determined that the Company will be prudent and any employee not named in 1 and 2 above will be classed as 3, an Employee Insider. Any PDMR’s will be notified of their status as such in writing by the Company Secretary or Group Head of Compliance.

Dealing consent

All persons in the categories 1, 2 and 3 above have been placed on a Company insider list. You must obtain prior written consent to deal in Ashmore shares, making use of the form “Consent to Dealing in Ashmore Group plc Securities”, a copy of which is available from Group Compliance. You should complete and hand the form to Group Compliance, who will consider whether consent to deal can be granted, or in the case of categories 1 and 2 will pass the form on to the appropriate officer of the Company for consent. Consent can only be granted as specified in section 1.3(C) of the Ashmore Code. Without consent being notified to you, you must not undertake or initiate any dealing.

You are required to provide 24 hrs (one business days) notice of the intention to buy Ashmore shares and then have 24 hrs (one business day) to execute the transaction.

You must advise the Group Head of Compliance immediately after you have dealt in the Company’s securities and produce a contract note in respect of the deal concerned (or your broker can do so on your behalf in accordance with the Ashmore PA dealing procedures).

Prohibited periods

(i)	You are prohibited from trading in the Company’s securities in certain closed periods, as follows:

a)	the period starting on 1st January each year up to and including the announcement of interim trading results for the period to 31st December (this will typically be in the following February); and

b)	the period commencing in July each year being 60 days prior to the announcement of the full year’s trading results for the year to 30th June (this will typically be in the following September); and

c)	the period commencing 10 business days prior to each of the two Trading Statements/ Interim Management Statements typically released by the Company in mid-April and mid-October each year.

The Company Secretary will inform the Group’s Directors and employees by email in advance of the beginning and end of each close period.

(ii)

in seeking dealing consent, the fact that a limit order is to be placed must be specified. Prior to the commencement of each close period, all unfilled open orders must be cancelled, unless expressly agreed to the contrary by the Group Head of Compliance.

(iii)

you must not deal if you are in possession of inside information about the Company, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in the Company’s shares if you are in possession of inside information;

Directors, PDMRs, their connected persons and the Company Secretary are subject to stricter requirements than other employees. If you fall within one of these categories, including where you have connected persons that may wish to deal in the Company’s shares, you should refer in particular to the additional requirements of the Ashmore Code:

Dealing under a Trading Plan

Ashmore Directors, PDMR’s, employee insiders and other employees who are subject to these rules (“restricted persons”) will be able to enter into a “trading plan” during an open period which will allow them to deal in the shares of Ashmore during a close period. Restricted persons can set up a trading plan during an open period that instructs a broker to buy and sell their shares, and exercise share options even during close periods on the basis that the dealing could not be influenced by any price sensitive information. By stating date and price caps in a trading plan during an open period, the sale or purchase will only take place if certain conditions are met.

Employees wishing to deal under such an arrangement should refer to the Company Secretary, or in his absence to the Group Head of Compliance. You will be requested to complete the Trading Plan document (available from Group Compliance) prior to authorisation to deal being given in a close period. The Trading Plan document must be executed and submitted to your broker before the start of the relevant close period. If this is not done, you will not be permitted to deal during the close period.

b. Ashmore Global Opportunities Limited

The listing on the London Stock Exchange (“LSE”) of Ashmore Global Opportunities Limited (“the Fund”) provides staff with the opportunity for buying and selling of the Fund’s ordinary shares (“AGOL shares”). However, given the Fund’s listed status, there are compliance requirements over and above those for other Ashmore products.

Prohibited periods

The Fund is subject to the Listing Rules and the Model Code for its “Persons Discharging Managerial Responsibilities” (“PDMR”s). Its PDMRs are currently only its directors, although this could change at any time.

For as long as you are employed by Ashmore, and have not been notified that you are a PDMR of the Fund, you will not be subject to the close period restrictions of the Model Code.

However, as employees of the investment manager of the Fund, Ashmore staff may be in possession of inside information , such as during the period the Fund’s monthly NAV is being calculated, and before such NAV is released to the LSE . Ashmore will therefore impose a number of Prohibited Periods for dealing between the close of business on the final business day of each month until the announcement to the LSE of such month’s NAV.

Furthermore, Prohibited Periods may be extended in January and July each year, until the Fund’s interim and final results announcements are made, if these dates are later than the December and June NAV announcements.

You must not undertake or initiate any dealing, nor should you encourage or discourage other persons from dealing in the Fund’s shares during a Prohibited Period. Any open orders made outside a Prohibited Period that remain unfilled must be cancelled prior to the start of the next Prohibited Period.

In addition, you must not deal at any time if you are in possession of inside information about the Fund, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in AGOL shares if you are in possession of inside information.

Dealing consent

All Ashmore personnel have been placed on the Fund’s insider list at Ashmore. Until you have been advised in writing that you have been removed from this insider list, you must obtain prior written consent to deal in AGOL shares, making use of the form “Consent to Dealing in Ashmore Global Opportunities Limited Securities”, a copy of which is available from Group Compliance. You should pass the completed form (at any time during the month) requesting consent to the Group Head of Compliance (or in his absence the Company Secretary or Group Finance Director) can grant consent. Once you have handed over your completed form for consent to deal, you are irrevocably committed to dealing once such consent has been granted to you.

Dealing consent will only be granted after the end of a Prohibited Period. You may not undertake or initiate any dealing until consent has been granted.

If you submit a completed consent form in a Prohibited Period, as soon as reasonably practicable after the end of that Prohibited Period (i.e. following the announcement of the NAV or the preliminary/ final results announcements if applicable), the Group Head of Compliance will advise you whether approval has been granted or not. You will first be asked to confirm that you are not in possession of any inside information about the Fund at that time.

If you submit a completed consent form outside a Prohibited Period, the Group Head of Compliance will advise you as soon as possible after receipt of the request whether approval has been granted or not.

Dealing

“Inside information” is information of a precise nature which:

(i)	is not generally available,

(ii)	relates, directly or indirectly, to the Fund or any of AGOL’s shares, and

(iii)	would, if generally available, be likely to have a significant effect on the price of any of AGOL’s shares or on the price of related investments

2There may also at times be other types of inside information that have not yet been released to the LSE. Once consent has been granted to you to make any purchase or sale you must place your order and it must be executed as soon as possible, and in any event within two business days including the day consent has been given.

You may place your order subject to one or more price limits, provided such limits are specified on the Consent to Dealing form. However, if your order or any part thereof has not been executed within two business days of consent being granted to you, you must re-apply for renewed consent for the balance of the order. Before such renewed consent may be granted, you will first be asked to confirm to the Group Head of Compliance that you are not in possession of any inside information about the Fund at that time.

Any unfilled orders at the beginning of a Prohibited Period must be cancelled, unless expressly agreed to the contrary by the Group Head of Compliance.

You must advise the Group Head of Compliance immediately after you have dealt in AGOL shares and produce a contract note in respect of the deal concerned (or your broker can do so on your behalf in accordance with established Ashmore PA dealing procedures).

If you invest in AGOL shares you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with the Group Head of Compliance’s prior approval, but he/she cannot sell them for a period of at least 6 months from date of transfer.

c. Funds Where Ashmore is Investment Manager (“Ashmore linked products”)

Staff should not be in any better position when investing in or divesting from Ashmore linked products than other investors in those products. Therefore, it is particularly important that staff do not deal whilst in possession of price sensitive / inside information about the fund concerned (or an investor or investee in that fund). You will be asked to confirm that this is the case in the Consent to Dealing form (available from Group Compliance), which you will need to complete to obtain consent from Group Compliance.

Dealing consent

Any staff wishing to buy or sell any Ashmore funds must obtain the prior written approval of Group Compliance (who, if they consider it appropriate in the circumstances, may require you to commit to buying / selling for a period in excess of the minimum required by the rules of the fund concerned).

You are required to provide 48 hrs (two business days) notice of the intention to buy an Ashmore linked product and then have 48 hrs (two business days) to execute the transaction.

Holding period

If you invest in Ashmore linked products you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with prior Group Compliance approval.

Contract notes

As with any personal trade, Group Compliance should be provided with a copy of the relevant contract note(s). When you submit a copy of your signed Consent to Dealing Form to the Administrator, a contract note copy should be sent by the Administrator to the Group Head of Compliance. You should refer to the Group Compliance Department if you wish to know which are the Ashmore linked products

This Section 24 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

RETENTION OF RECORDS POLICY

This policy describes the required period for the retention of records and is based upon FCA Rules for record keeping, the record keeping requirements of the Investment Company Act of 1940 and the Investment Advisers Act 1940 in the United States, the requirements of the Inland Revenue for financial records, and market best practice as advised by our legal consultants. The policy extends to all records, whether they be held in hard or soft (electronic) form, and includes email records.

It is a prerequisite of this policy that confidentiality of all records and information held by Ashmore and its staff shall be maintained, whether such records represent client information or information concerning the Ashmore group of companies. Current working files will be retained within lockable cabinets, which will be locked each evening. All files taken from the cabinets during the working day are to be returned to the cabinets each evening to ensure they are secured overnight.

Archived files will be kept in boxes and the boxes will be numbered and the contents listed on the outside of the box for ease of identification. A master list of all archive boxes and files will be maintained and a review of records in the archives will be undertaken periodically to identify records, which can now be destroyed.

This Retention of Records Policy forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request